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                                                                   EXHIBIT 23(a)


                        Consent of Independent Auditors'
                        --------------------------------


The Board of Directors
Insilco Holding Co.:

We consent to incorporation by reference in the registration statement Nos. 333-61809 and 333-61811 on Form S-8, and registration No. 333-63563 on Form S-3 of Insilco Holding Co. of our report dated February 10, 1999, except as to the fourth paragraph of Note 7, which is as of March 26, 1999, relating to the consolidated balance sheets of Insilco Holding Co. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Insilco Holding Co.

KPMG LLP


Columbus, Ohio
March 30, 1999